Exhibit 99

Meridian Bancorp, Inc. Reports Net Income for the Third Quarter

and Nine Months Ended September 30, 2014

Contact: Richard J. Gavegnano, Chairman, President and Chief Executive Officer

(978) 977-2211

Boston, Massachusetts (October 28, 2014): Meridian Bancorp, Inc. (the “Company” or “Meridian”) (NASDAQ: EBSB), the holding company for East Boston Savings Bank (the “Bank”), which also operates under the name Mt. Washington Bank, a Division of East Boston Savings Bank (“Mt. Washington”), announced net income of $6.0 million, or $0.11 per diluted share, for the quarter ended September 30, 2014 compared to $5.3 million, or $0.10 per diluted share, for the quarter ended September 30, 2013. For the nine months ended September 30, 2014, net income was $16.3 million, or $0.30 per diluted share compared to $11.4 million, or $0.21 per diluted share, for the nine months ended September 30, 2013. The Company’s return on average assets was 0.76% for the quarter ended September 30, 2014 compared to 0.83% for the quarter ended September 30, 2013. For the nine months ended September 30, 2014, the Company’s return on average assets was 0.75% compared to 0.62% for the nine months ended September 30, 2013. The Company’s return on average equity was 5.02% for the quarter ended September 30, 2014, reflecting proceeds from the Company’s second step common stock offering completed on July 28, 2014, compared to 8.79% for the quarter ended September 30, 2013. For the nine months ended September 30, 2014, the Company’s return on average equity was 6.57% compared to 6.35% for the nine months ended September 30, 2013. Total assets increased $486.7 million, or 18.1%, to $3.169 billion at September 30, 2014 from $2.682 billion at December 31, 2013, reflecting net cash proceeds of $302.3 million raised in the Company’s second step common stock offering. As a result of the completion of the second step common stock offering, all historical share and per share information has been restated to reflect the 2.4484-to-one exchange ratio.

Richard J. Gavegnano, Chairman, President and Chief Executive Officer, said, “I am pleased to report net income of $6.0 million, or $0.11 per diluted share, for the third quarter and $16.3 million, or $0.30 per diluted share, for the nine months ended September 30, 2014. During the third quarter, we completed our well received second step common stock offering that raised gross proceeds of $325 million. We appreciate the confidence our new and existing stockholders have shown in our ability to successfully leverage our capital as demonstrated over the past seven years. As a fully public company with a much stronger capital base, we will continue to emphasize commercial lending growth while we work to solidify our footprint in and around metropolitan Boston, including ongoing consideration of additional locations for new branches and lending expansion opportunities.”

Net interest income increased $3.6 million, or 19.0%, to $22.7 million for the quarter ended September 30, 2014 from $19.1 million for the quarter ended September 30, 2013. The interest rate spread and net interest margin on a tax-equivalent basis were 2.88% and 3.09%, respectively, for the quarter ended September 30, 2014 compared to 3.02% and 3.17%, respectively, for the quarter ended September 30, 2013. For the nine months ended September 30, 2014, net interest income increased $9.5 million, or 17.3%, to $64.6 million from $55.0 million for the nine months ended September 30, 2013. The net interest rate spread and net interest margin on a tax-equivalent basis were 3.04% and 3.22%, respectively, for the nine months ended September 30, 2014 compared to 3.09% and 3.24%, respectively, for the nine months ended September 30, 2013. The increases in net interest income were due primarily to loan growth along with declines in the cost of funds, partially offset by declines in yields on interest-earning assets and deposit growth for the third quarter and nine months ended September 30, 2014 compared to the same periods in 2013.

The Company’s yield on interest-earning assets on a tax-equivalent basis declined 25 basis points to 3.77% for the quarter ended September 30, 2014 compared to 4.02% for the quarter ended September 30, 2013, while the cost of funds declined 13 basis points to 0.77% for the quarter ended September 30, 2014 compared to 0.90% for the quarter ended September 30, 2013. The increase in interest income on loans was the result of growth in the Company’s average loan balances of $392.0 million, or 18.9%, to $2.463 billion, partially offset by the decline of yield on loans on a tax-equivalent basis of five basis points to 4.40% for the quarter ended September 30, 2014 compared to the quarter ended September 30, 2013. The increase in interest expense on deposits was the result of growth in total deposits of $326.5 million, or 15.4%, to $2.449 billion, partially offset by the decline in the cost of total deposits of 10 basis points to 0.73% for the quarter ended September 30, 2014 compared to the quarter ended September 30, 2013.

Mr. Gavegnano noted, “Our net interest income has been rising each quarter for over two years reflecting loan and core deposit growth of 50% during that time. Loan yields have stabilized and our cost of funds has continued to decline. However, our net interest margin declined slightly as a result of the net cash proceeds from our stock offering during the third quarter.”

The Company’s provision for loan losses was $655,000 for the quarter ended September 30, 2014 compared to $151,000 for the quarter ended September 30, 2013. For the nine months ended September 30, 2014, the provision for loan losses was $1.5 million compared to $4.6 million for the nine months ended September 30, 2013. The change was based on management’s assessment of loan portfolio growth and composition changes, a decline in historical charge-off trends, an ongoing evaluation of credit quality and improving economic conditions. The allowance for loan losses was $26.7 million or 1.07% of total loans outstanding at September 30, 2014, compared to $25.3 million or 1.11% of total loans outstanding at December 31, 2013. Net charge-offs totaled $46,000 for the quarter ended September 30, 2014, or less than 0.01% of average loans outstanding, and $79,000 for the nine months ended September 30, 2014, or less than 0.01% of average loans outstanding.

Non-accrual loans decreased $13.4 million, or 32.3%, to $28.1 million, or 1.12% of total loans outstanding, at September 30, 2014, from $41.5 million, or 1.81% of total loans outstanding, at December 31, 2013, primarily due to decreases of $5.6 million in non-accrual commercial real estate loans, $4.2 million in non-accrual construction loans and $3.3 million in non-accrual one- to four-family loans. Non-performing assets decreased $13.0 million, or 30.3%, to $29.9 million, or 0.94% of total assets, at September 30, 2014, from $42.9 million, or 1.60% of total assets, at December 31, 2013. Non-performing assets at September 30, 2014 were comprised of $14.3 million of one- to four-family mortgage loans, $7.1 million of construction loans, $3.4 million of commercial real estate loans, $2.4 million of home equity loans, $883,000 of commercial business loans and foreclosed real estate of $1.8 million. Non-performing assets at September 30, 2014 included $11.9 million of non-accrual loans acquired in the January 2010 Mt. Washington Co-operative Bank merger.

Mr. Gavegnano commented, “Our asset quality trends have improved significantly so far this year and particularly during the third quarter. We will continue managing our credit risk to maintain low levels of nonperforming assets.”

Non-interest income decreased $1.5 million, or 29.6%, to $3.7 million for the quarter ended September 30, 2014 from $5.2 million for the quarter ended September 30, 2013, primarily due to a decrease of $1.6 million in gain on sales of securities, net. For the nine months ended September 30, 2014, non-interest income decreased $2.6 million, or 18.2%, to $11.7 million from $14.3 million for the nine months ended September 30, 2013, primarily due to decreases of $3.0 million in gain on sales of securities, net partially offset by an increase of $320,000 in customer service fees.

Non-interest expenses increased $1.1 million, or 7.2%, to $16.7 million for the quarter ended September 30, 2014 from $15.6 million for the quarter ended September 30, 2013, primarily due to increases of $216,000 in salaries and employee benefits, $149,000 in occupancy and equipment, $112,000 in data processing, $230,000 in marketing and advertising, $135,000 in professional services and $304,000 in other general and administrative expenses. For the nine months ended September 30, 2014, non-interest expenses increased $2.9 million, or 6.2%, to $50.4 million from $47.5 million for the nine months ended September 30, 2013, primarily due to increases of $1.5 million in salaries and employee benefits, $506,000 in occupancy and equipment, $112,000 in data processing, $222,000 in marketing and advertising, $297,000 in professional services and $238,000 in other general and administrative expenses. The increases in salaries and employee benefits and occupancy and equipment expenses were primarily associated with the opening of three new branches in 2013 and costs associated with the expansion of residential and commercial lending capacity. The Company’s efficiency ratio was 66.67% for the quarter ended September 30, 2014 compared to 73.05% for the quarter ended September 30, 2013. For the nine months ended September 30, 2014, the efficiency ratio was 70.15% compared to 76.62% for the nine months ended September 30, 2013.

Mr. Gavegnano added, “Our efficiency ratio has steadily improved due to increases in operating profitability. Although we are always on the lookout for exceptional talent and business opportunities to further enhance profitability and stockholder value, we remain committed to prudently managing our growth and overhead.”

The Company recorded a provision for income taxes of $3.0 million for the quarter ended September 30, 2014, reflecting an effective tax rate of 33.5%, compared to $3.3 million, or 38.1%, for the quarter ended September 30, 2013. For the nine months ended September 30, 2014, the provision for income taxes was $8.1 million, reflecting an effective tax rate of 33.2%, compared to $5.8 million, or 33.8%, for the nine months ended September 30, 2013. The change in the effective tax rate was primarily due to changes in the components of pre-tax income.

Net loans increased $216.0 million, or 9.5%, to $2.481 billion at September 30, 2014 from $2.265 billion at December 31, 2013. The net increase in loans for the nine months ended September 30, 2014 was primarily due to increases of $108.2 million in commercial real estate loans, $65.8 million in commercial business loans and $16.0 million in multi-family loans. Cash and due from banks increased $302.0 million, or 350.1%, to $388.3 million at September 30, 2014 from $86.3 million at December 31, 2013. The increase in cash and due from banks was primarily due to $302.3 million of net cash proceeds raised in the Company’s second step common stock offering. Securities available for sale decreased $33.0 million, or 16.4%, to $168.2 million at September 30, 2014 from $201.1 million at December 31, 2013.

Total deposits increased $154.8 million, or 6.9%, to $2.403 billion at September 30, 2014 from $2.249 billion at December 31, 2013. Core deposits, which exclude certificate of deposits, increased $169.9 million, or 10.8%, to $1.743 billion, or 72.5% of total deposits, at September 30, 2014. Total borrowings increased $10.8 million, or 6.7%, to $172.7 million at September 30, 2014 from $161.9 million at December 31, 2013.

Total stockholders’ equity increased $321.8 million, or 129.1%, to $571.0 million at September 30, 2014, from $249.2 million at December 31, 2013. The increase for the nine months ended September 30, 2014 was primarily the result of the Company’s second step common stock offering and $16.3 million in net income, partially offset by a decrease of $1.1 million in accumulated other comprehensive income reflecting a decrease in the fair value of available for sale securities. Stockholders’ equity to assets was 18.02% at September 30, 2014, compared to 9.29% at December 31, 2013. Book value per share increased to $10.44 at September 30, 2014 from $4.58 at December 31, 2013. Tangible book value per share increased to $10.19 at September 30, 2014 from $4.33 at December 31, 2013. Market price per share increased $1.34, or 14.5%, to $10.56 at September 30, 2014 from $9.22 at December 31, 2013. At September 30, 2014, the Company and the Bank continued to exceed all regulatory capital requirements.

Meridian Bancorp, Inc. is the holding company for East Boston Savings Bank. East Boston Savings Bank, a Massachusetts-chartered stock savings bank founded in 1848, operates 27 full service locations in the greater Boston metropolitan area including nine full-service locations in its Mt. Washington Bank Division. We offer a variety of deposit and loan products to individuals and businesses located in our primary market, which consists of Essex, Middlesex and Suffolk Counties, Massachusetts. For additional information, visit www.ebsb.com.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of Meridian Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, and competition and the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Meridian Bancorp, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

	September 30, 2014	December 31, 2013
	(Dollars in thousands)
ASSETS
Cash and due from banks	$388,273	$86,271
Securities available for sale, at fair value	168,159	201,137
Federal Home Loan Bank stock, at cost	12,725	11,907
Loans held for sale	1,996	2,363

Loans, net of fees and costs	2,508,138	2,290,735
Less allowance for loan losses	(26,739)	(25,335)

Loans, net	2,481,399	2,265,400

Bank-owned life insurance	38,314	37,446
Foreclosed real estate, net	1,806	1,390
Premises and equipment, net	38,602	39,426
Accrued interest receivable	7,003	7,127
Deferred tax asset, net	14,410	13,478
Goodwill	13,687	13,687
Other assets	2,393	2,469

Total assets	$3,168,767	$2,682,101

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non interest-bearing	$288,832	$255,639
Interest-bearing	2,114,586	1,992,961

Total deposits	2,403,418	2,248,600

Long-term debt	172,687	161,903
Accrued expenses and other liabilities	21,623	22,393

Total liabilities	2,597,728	2,432,896

Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized and 54,702,764 shares issued at September 30, 2014; no par value, 100,000,000 shares authorized and 56,313,200 shares issued at December 31, 2013 (1)	547	—
Additional paid-in capital	411,134	99,553
Retained earnings	178,678	162,388
Accumulated other comprehensive income	3,052	4,104
Treasury stock, at cost; 1,906,865 (1) shares at December 31, 2013	—	(9,919)
Unearned compensation - ESOP, 2,995,386 and 1,419,093 (1) shares at September 30, 2014 and December 31, 2013, respectively	(21,548)	(5,796)
Unearned compensation - restricted shares, 204,049 and 254,168 (1) at September 30, 2014 and December 31, 2013, respectively	(824)	(1,125)

Total stockholders’ equity	571,039	249,205

Total liabilities and stockholders’ equity	$3,168,767	$2,682,101

(1)	Share amounts related to periods prior to the date of completion of the conversion (July 28, 2014) have been restated to give retroactive recognition to the exchange ratio applied in the conversion (2.4484).

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Net Income

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013 (1)	2014	2013 (1)
	(Dollars in thousands, except per share amounts)
Interest and dividend income:
Interest and fees on loans	$26,617	$22,889	$76,164	$65,413
Interest on debt securities:
Taxable	588	944	1,963	3,107
Tax-exempt	45	53	134	159
Dividends on equity securities	357	348	1,047	1,061
Other interest and dividend income	258	86	486	251

Total interest and dividend income	27,865	24,320	79,794	69,991

Interest expense:
Interest on deposits	4,513	4,427	13,325	12,516
Interest on borrowings	632	796	1,908	2,433

Total interest expense	5,145	5,223	15,233	14,949

Net interest income	22,720	19,097	64,561	55,042
Provision for loan losses	655	151	1,484	4,630

Net interest income, after provision for loan losses	22,065	18,946	63,077	50,412

Non-interest income:
Customer service fees	1,880	1,857	5,539	5,219
Loan fees	148	185	467	349
Mortgage banking gain (loss), net	19	(102)	406	456
Gain on sales of securities, net	1,346	2,995	4,411	7,396
Income from bank-owned life insurance	294	299	868	886
Other income	—	—	17	9

Total non-interest income	3,687	5,234	11,708	14,315

Non-interest expenses:
Salaries and employee benefits	10,249	10,033	31,067	29,584
Occupancy and equipment	2,252	2,103	7,029	6,523
Data processing	1,201	1,089	3,271	3,159
Marketing and advertising	769	539	2,264	2,042
Professional services	588	453	1,888	1,591
Foreclosed real estate	(47)	(31)	163	161
Deposit insurance	515	525	1,597	1,522
Other general and administrative	1,180	876	3,130	2,892

Total non-interest expenses	16,707	15,587	50,409	47,474

Income before income taxes	9,045	8,593	24,376	17,253
Provision for income taxes	3,030	3,272	8,086	5,839

Net income	$6,015	$5,321	$16,290	$11,414

Earnings per share:
Basic	$0.12	$0.10	$0.31	$0.22
Diluted	$0.11	$0.10	$0.30	$0.21
Weighted average shares:
Basic	52,043,346	52,965,816	52,718,470	52,984,441
Diluted	53,156,287	53,866,034	53,801,448	53,795,975

(1)	Share and per share amounts related to periods prior to the date of completion of the conversion (July 28, 2014) have been restated to give retroactive recognition to the exchange ratio applied in the conversion (2.4484).

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

Net Interest Income Analysis

(Unaudited)

	For the Three Months Ended September 30,
	2014			2013
	Average Balance	Interest (1)	Yield/ Cost (1)(2)	Average Balance	Interest (1)	Yield/ Cost (1)(2)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans (3)	$2,463,012	$27,343	4.40%	$2,070,990	$23,224	4.45%
Securities and certificates of deposits	179,407	1,144	2.53	219,907	1,499	2.70
Other interest-earning assets (4)	383,152	258	0.27	160,150	86	0.21

Total interest-earning assets	3,025,571	28,745	3.77	2,451,047	24,809	4.02

Noninterest-earning assets	119,532			118,162

Total assets	$3,145,103			$2,569,209

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
NOW deposits	$260,461	394	0.60	$191,192	254	0.53
Money market deposits	886,068	1,986	0.89	754,841	1,770	0.93
Regular and other deposits	268,078	174	0.26	254,401	168	0.26
Certificates of deposit	669,629	1,959	1.16	688,478	2,235	1.29

Total interest-bearing deposits	2,084,236	4,513	0.86	1,888,912	4,427	0.93
Borrowings	196,537	632	1.28	188,032	796	1.68

Total interest-bearing liabilities	2,280,773	5,145	0.89	2,076,944	5,223	1.00

Noninterest-bearing demand deposits	365,112			233,893
Other noninterest-bearing liabilities	19,943			16,165

Total liabilities	2,665,828			2,327,002
Total stockholders’ equity	479,275			242,207

Total liabilities and stockholders’ equity	$3,145,103			$2,569,209

Net interest-earning assets	$744,798			$374,103

Fully tax-equivalent net interest income		23,600			19,586
Less: tax-equivalent adjustments		(880)			(489)

Net interest income		$22,720			$19,097

Interest rate spread (1)(5)			2.88%			3.02%
Net interest margin (1)(6)			3.09%			3.17%
Average interest-earning assets to average interest-bearing liabilities		132.66%			118.01%

Supplemental Information:
Total deposits, including noninterest-bearing demand deposits	$2,449,348	$4,513	0.73%	$2,122,805	$4,427	0.83%
Total deposits and borrowings, including noninterest-bearing demand deposits	$2,645,885	$5,145	0.77%	$2,310,837	$5,223	0.90%

(1)	Income on debt securities, equity securities and revenue bonds included in commercial real estate loans, resulting yields, and interest rate spread and net interest margin, are presented on a tax-equivalent basis. The tax-equivalent adjustments are deducted from tax-equivalent net interest income to agree to amounts reported in the consolidated statements of net income. For the three months ended September 30, 2014 and 2013, yields on loans before tax-equivalent adjustments were 4.29% and 4.38%, respectively, yields on securities and certificates of deposits before tax-equivalent adjustments were 2.19% and 2.43%, respectively, and yield on total interest-earning assets before tax-equivalent adjustments were 3.65% and 3.94%, respectively. Interest rate spread before tax-equivalent adjustments for the three months ended September 30, 2014 and 2013 was 2.76% and 2.94%, respectively, while net interest margin before tax-equivalent adjustments for the three months ended September 30, 2014 and 2013 was 2.98% and 3.09%, respectively.
(2)	Annualized.
(3)	Loans on non-accrual status are included in average balances.
(4)	Includes Federal Home Loan Bank stock and associated dividends.
(5)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(6)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

Net Interest Income Analysis

(Unaudited)

	For the Nine Months Ended September 30,
	2014			2013
	Average Balance	Interest (1)	Yield/ Cost (1)(2)	Average Balance	Interest (1)	Yield/ Cost (1)(2)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans (3)	$2,380,840	$78,106	4.39%	$1,946,945	$66,310	4.55%
Securities and certificates of deposits	185,867	3,597	2.59	234,989	4,796	2.73
Other interest-earning assets (4)	211,801	486	0.31	143,639	251	0.23

Total interest-earning assets	2,778,508	82,189	3.95	2,325,573	71,357	4.10

Noninterest-earning assets	115,846			118,802

Total assets	$2,894,354			$2,444,375

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
NOW deposits	$238,087	1,027	0.58	$181,421	713	0.53
Money market deposits	864,656	5,730	0.89	677,728	4,615	0.91
Regular and other deposits	265,932	515	0.26	251,402	495	0.26
Certificates of deposit	675,388	6,053	1.20	674,883	6,693	1.33

Total interest-bearing deposits	2,044,063	13,325	0.87	1,785,434	12,516	0.94
Borrowings	195,002	1,908	1.31	184,080	2,433	1.77

Total interest-bearing liabilities	2,239,065	15,233	0.91	1,969,514	14,949	1.01

Noninterest-bearing demand deposits	305,732			218,061
Other noninterest-bearing liabilities	19,058			17,263

Total liabilities	2,563,855			2,204,838
Total stockholders’ equity	330,499			239,537

Total liabilities and stockholders’ equity	$2,894,354			$2,444,375

Net interest-earning assets	$539,443			$356,059

Fully tax-equivalent net interest income		66,956			56,408
Less: tax-equivalent adjustments		(2,395)			(1,366)

Net interest income		$64,561			$55,042

Interest rate spread (1)(5)			3.04%			3.09%
Net interest margin (1)(6)			3.22%			3.24%
Average interest-earning assets to average interest-bearing liabilities		124.09%			118.08%

Supplemental Information:
Total deposits, including noninterest-bearing demand deposits	$2,349,795	$13,325	0.76%	$2,003,495	$12,516	0.84%
Total deposits and borrowings, including noninterest-bearing demand deposits	$2,544,797	$15,233	0.80%	$2,187,575	$14,949	0.91%

(1)	Income on debt securities, equity securities and revenue bonds included in commercial real estate loans, resulting yields, and interest rate spread and net interest margin, are presented on a tax-equivalent basis. The tax-equivalent adjustments are deducted from tax-equivalent net interest income to agree to amounts reported in the consolidated statements of net income. For the nine months ended September 30, 2014 and 2013, yields on loans before tax-equivalent adjustments were 4.28% and 4.49%, respectively, yields on securities and certificates of deposits before tax-equivalent adjustments were 2.26% and 2.46%, respectively, and yield on total interest-earning assets before tax-equivalent adjustments were 3.84% and 4.02%, respectively. Interest rate spread before tax-equivalent adjustments for the nine months ended September 30, 2014 and 2013 was 2.93% and 3.01%, respectively, while net interest margin before tax-equivalent adjustments for the nine months ended September 30, 2014 and 2013 was 3.11% and 3.16%, respectively.
(2)	Annualized.
(3)	Loans on non-accrual status are included in average balances.
(4)	Includes Federal Home Loan Bank stock and associated dividends.
(5)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(6)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

Selected Financial Highlights

(Unaudited)

	At or For the Three Months Ended September 30,		At or For the Nine Months Ended September 30,
	2014	2013	2014	2013

Key Performance Ratios
Return on average assets (1)	0.76%	0.83%	0.75%	0.62%
Return on average equity (1)	5.02	8.79	6.57	6.35
Stockholders’ equity to total assets	18.02	9.18	18.02	9.18
Interest rate spread (1) (2)	2.88	3.02	3.04	3.09
Net interest margin (1) (3)	3.09	3.17	3.22	3.24
Non-interest expense to average assets (1)	2.12	2.43	2.32	2.59
Efficiency ratio (4)	66.67	73.05	70.15	76.62

	September 30, 2014	December 31, 2013 (5)	September 30, 2013 (5)

Asset Quality Ratios
Allowance for loan losses/total loans	1.07%	1.11%	1.11%
Allowance for loan losses/non-accrual loans	95.09	61.00	54.33
Non-accrual loans/total loans	1.12	1.81	2.04
Non-accrual loans/total assets	0.89	1.55	1.64
Non-performing assets/total assets	0.94	1.60	1.71

Share Related
Book value per share	$10.44	$4.58	$4.51
Tangible book value per share	$10.19	$4.33	$4.26
Market value per share	$10.56	$9.22	$8.90
Shares outstanding	54,702,764	54,406,335	54,019,522

(1)	Annualized.
(2)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income excluding gains or losses on securities.
(5)	Share and per share amounts related to periods prior to the date of completion of the conversion (July 28, 2014) have been restated to give retroactive recognition to the exchange ratio applied in the conversion (2.4484).